Filed pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-22249

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 28, 1997)


                                SEACOR SMIT INC.
                        (FORMERLY SEACOR HOLDINGS, INC.)


                                  $187,750,000
                          AGGREGATE PRINCIPAL AMOUNT OF
           5-3/8% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 15, 2006
                                    2,844,694
           SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION THEREOF
                                ($.01 PAR VALUE)




           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









            The date of this Prospectus Supplement is June 11, 1997.

                             SELLING SECURITYHOLDERS


                  The "Selling Securityholders" section of the Prospectus dated February 28, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-22249 (the "Prospectus"), relating to the offer for resale of up to $187,750,000 aggregate principal amount of 5-3/8% Convertible Subordinated Notes Due November 15, 2006 (the "Notes") of SEACOR SMIT Inc., formerly SEACOR Holdings, Inc. (the "Company"), and 2,844,694 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon the conversion thereof is hereby supplemented.

                  As of the date hereof, $187,750,000 aggregate principal amount of the Notes have been issued by the Company. The purpose of this Prospectus Supplement is (i) to reflect changes in the principal amounts of the Notes held by certain Selling Securityholders in the "Selling Securityholders" section of the Prospectus and (ii) to add names of certain holders of the Notes unknown to the Company as of the date of the Prospectus to the "Selling Securityholders" section of the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Prospectus. Any cross references in this Prospectus Supplement refer to sections of the Prospectus.

                  The information contained in the table included in the "Selling Securityholders" section of the Prospectus is hereby supplemented as follows:

                                                     Beneficial Ownership
                                                     at April 21, 1997(1)
                                   ------------------------------------------------------
                                                                                                     Number             Principal
                                                                                                       of                Amount
                                                                    Percent                           Shares             of Notes
                                    Number         Principal          of           Percent           Covered             Covered
          Selling                     of           Amount of        Common           of              by this             by this
    Securityholders(2)             Shares(3)          Notes         Stock           Notes         Prospectus(3)        Prospectus
    ------------------             ---------         ------         ------          -----         -------------       -----------
Charter Fund c/o AIM                26,515         $1,750,000          *             *               26,515          $1,750,000 (4)
  Capital Management
  11 Greenway Plaza
  Suite 1919
  Houston, TX 77046-1173

VI Growth & Income                   3788           $250,000           *             *                3788            $250,000 (5)
  c/o AIM Capital
  Management
  11 Greenway Plaza
  Suite 1919
  Houston, TX 77046-1173

BZW Securities Limited              522,727       $34,500,000        3.8%          18.4%             522,727         $13,746,000 (6)
  Ebbgate House
  2 Swan House
  London EC4R3TS, UK

Pacific Innovation Trust              758           $50,000            *             *                 758             $50,000 (7)
  Capital Income Fund c/o
  Bank of America Personal
  Trust
  Proxy Unit #38432
  555 S. Flower Street
  Level C
  Los Angeles, CA 90071

Baron Growth & Income               15,152         $1,000,000          *             *               15,152          $1,000,000 (8)
   Fund c/o Baron Capital
  767 5th Avenue
  New York, NY 10153


                                       S-2

Credit Suisse First Boston          210,894       $13,919,000        1.5%           7.4%             210,894        $10,019,000 (9)
  5 World Trade Center
  New York, NY
  10048-0928

Donaldson, Lufkin &                  7576           $500,000           *             *                7576            $500,000 (10)
  Jenrette Securities
  Corporation
  1 Pershing Plaza
  Jersey City, NJ 07399

Deutsche Morgan Grenfell,           45,455         $3,000,000          *            1.6%             45,455          $3,000,000 (11)
  Inc.
  1251 Avenue of the
  Americas
  26th Floor
  New York, NY 10020

First National Bank of                758           $50,000            *             *                 758            $50,000 (12)
  Omaha
  One First National Center
  Omaha, NE 68102-1596

Bondfund for Growth c/o             37,879         $2,500,000          *            1.3%             37,879          $2,500,000 (13)
  Oppenheimer Funds, Inc.
  Rochester Division
  350 Linden Oaks
  Rochester, NY 14625

Franklin Marshall College            3788           $250,000           *             *                3788            $250,000 (14)
  c/o Palisade Capital
  Management LLC
  One Bridge Plaza
  Fort Lee, NJ 07024

Paloma Partners                       758           $50,000            *             *                 758            $50,000 (15)
  Management Company
  Two American Lane
  Greenwich, CT
  06836-2571

Smith Barney Inc.                    6818           $450,000           *             *                6818            $450,000 (16)
  Convertible Trading
  390 Greenwich Street
  3rd Floor
  New York, NY 10013

Shepard Investments                 15,152         $1,000,000          *             *               15,152          $1,000,000 (17)
  International, Ltd. c/o Staro
  Asset Management, L.L.C.
  1500 West Market Street
  Suite 200
  Mequon, WI 53092

Stark International c/o Staro       15,152         $1,000,000          *             *               15,152          $1,000,000 (18)
  Asset Management, L.L.C.
  1500 West Market Street
  Suite 200
  Mequon, WI 53092

Tennessee Consolidated              15,152         $1,000,000          *             *               15,152          $1,000,000 (19)
  Retirement System
  P.O. Box 198287
  Nashville, TN
  37219-8287
  Custodian:
  Boston State/Mellon Bank






                                       S-3

------------------------

           *     Less than 1.0%.

           (1) The information contained in this table reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On April 21, 1997, the Company had 13,930,842 shares of Common Stock outstanding, not including 56,768 shares of Common Stock held in the Company's treasury. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in this table includes shares issuable upon the exercise of outstanding stock options.

           (2) Includes any distributees, pledgees, donees, transferees or other successors in interest of any Selling Securityholders. Information concerning the identity of any such persons and their sales of Notes will be set forth in an amendment or prospectus supplement to this Prospectus. See "Plan of Distribution."

           (3) Includes shares of Common Stock issuable upon conversion of the Notes.

           (4) Charter Fund c/o AIM Capital Management, purchased this additional $1,750,000 principal amount of Notes from Credit Suisse First Boston ("CSFB") on February 10, 1997.

           (5) VI Growth & Income c/o AIM Capital Management, purchased this additional $250,000 principal amount of Notes from CSFB on February 10, 1997.

           (6) BZW Securities Limited ("BZW") purchased this additional $13,746,000 principal amount of Notes from CSFB in two transactions: (i) a purchase of $3,250,000 principal amount of Notes on February 13, 1997 and (ii) a purchase of $10,496,000 principal amount of Notes on February 19, 1997.

           (7) Pacific Innovation Trust Capital Income Fund c/o Bank of America Personal Trust, was not included in the "Selling Securityholders" section of the Prospectus.

           (8) Baron Growth & Income Fund c/o Baron Capital, was not included in the "Selling Securityholders" section of the Prospectus.

           (9) CSFB purchased this additional $10,019,000 principal amount of Notes in various trades of Notes conducted over the period of February 10, 1997 to February 25, 1997.

           (10) Donaldson, Lufkin & Jenrette Securities Corporation was not included in the "Selling Securityholders" section of the Prospectus.

           (11) Deutsche Morgan Grenfell, Inc. was not included in the "Selling Securityholders" section of the Prospectus.

           (12) First National Bank of Omaha was not included in the "Selling Securityholders" section of the Prospectus.

           (13) Bondfund for Growth c/o Oppenheimer Funds, Inc. was not included in the "Selling Securityholders" section of the Prospectus.

           (14) Franklin Marshall College c/o Palisade Capital Management LLC was not included in the "Selling Securityholders" section of the Prospectus.

           (15) Paloma Partners Management Company was not included in the "Selling Securityholders" section of the Prospectus.

           (16) Smith Barney Inc. was not included in the "Selling Securityholders" section of the Prospectus.

           (17) Shepard Investments International, Ltd. c/o Staro Asset Management, L.L.C. holds $1,000,000 principal amount of Notes that was not included in the "Selling Securityholders" section of the Prospectus.

           (18) Stark International c/o Staro Asset Management, L.L.C. holds $1,000,000 principal amount of Notes that was not included in the "Selling Securityholders" section of the Prospectus.

           (19) Tennessee Consolidated Retirement System was not included in the "Selling Securityholders" section of the Prospectus.

                                       S-4